Exhibit 99.1

Filed by Chemical Financial Corporation
Commission File Number: 000-08185
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Lake Michigan Financial Corporation

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports 2015 First Quarter Operating Results
MIDLAND, MI, April 17, 2015 -- Chemical Financial Corporation (the "Corporation") (NASDAQ:CHFC) today announced 2015 first quarter net income of $17.8 million, or $0.54 per diluted share, compared to 2014 first quarter net income of $13.8 million, or $0.46 per diluted share, and 2014 fourth quarter net income of $15.3 million, or $0.46 per diluted share.
Excluding nonrecurring transaction-related expenses, net income in the first quarter of 2015 was $18.7 million, or $0.57 per diluted share, up 33% over net income of $14.0 million in the first quarter of 2014 and up 1.7% over net income in the fourth quarter of 2014.
Nonrecurring transaction-related expenses attributable to the April 1, 2015 acquisition of Monarch Community Bancorp, Inc. ("Monarch") and the pending acquisition of Lake Michigan Financial Corporation ("Lake Michigan") were $1.4 million for the three months ended March 31, 2015, while nonrecurring transaction-related expenses attributable to the October 31, 2014 acquisition of Northwestern Bancorp, Inc. ("Northwestern") were $0.3 million in the first quarter of 2014 and $4.1 million in the fourth quarter of 2014.
“The strengthening Michigan economy helped facilitate organic and market share growth, and combined with a full quarter of benefit from the Northwestern acquisition, generated a substantial increase in first quarter 2015 net income over the prior year's first quarter,” noted David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation. “While loan growth moderated during the first quarter of 2015, due primarily to seasonal factors, we are experiencing continued stable loan demand activity in many of our markets, and we expect that the pipeline will translate into additional growth as the year progresses.”
"I am very pleased to welcome the Monarch team to our Chemical family, which now has over 2,000 team members in 183 branches across 47 Michigan counties. In addition, we continue to progress toward an early third quarter 2015 closing of the Lake Michigan transaction," added Ramaker.
Net income, excluding nonrecurring transaction-related expenses, in the first quarter of 2015 was higher than the first quarter of 2014 due to a combination of higher net interest income and higher noninterest income, which were partially offset by higher operating expenses. The increases in each of these components of net income were higher due, in part, to the Northwestern transaction. Net income, excluding nonrecurring transaction-related expenses, in the first quarter of 2015 was higher than the fourth quarter of 2014 due primarily to incremental net income resulting from the Northwestern transaction.
The Corporation's return on average assets was 0.98% during the first quarter of 2015, compared to 0.90% in the first quarter of 2014 and 0.87% in the fourth quarter of 2014. The Corporation's return on average shareholders' equity was 9.0% in the first quarter of 2015, compared to 8.0% in the first quarter of 2014 and 7.5% in the fourth quarter of 2014. Nonrecurring transaction-related expenses in the first quarter of 2015 reduced the Corporation's return on average assets by 5 basis points and return on average shareholders' equity by 50 basis points.
Net interest income was $59.2 million in the first quarter of 2015, $9.4 million, or 18.9%, higher than the first quarter of 2014 and $0.9 million, or 1.6%, higher than the fourth quarter of 2014. The increase in net interest income in the first quarter of 2015 over the first quarter of 2014 was largely attributable to the positive impact of total loan growth of $950 million, or 20%, during the twelve months ended March 31, 2015, including the impact of $475 million of loans acquired in the Northwestern transaction. The increase in net interest income in the first quarter of 2015 over the fourth quarter of 2014 was attributable to the incremental benefit of one additional month of net interest income resulting from the Northwestern transaction, which was partially offset by two fewer days in the first quarter of 2015.
The net interest margin (on a tax-equivalent basis) was 3.55% in the first quarter of 2015, compared to 3.53% in the first quarter of 2014 and 3.62% in the fourth quarter of 2014. The positive impact on the net interest margin attributable to loan growth during the twelve months ended March 31, 2015 was offset by a reduction in the average yield on the loan portfolio. The average yield on the loan portfolio was 4.16% in the first quarter of 2015, compared to 4.28% in the first quarter of 2014 and 4.22% in the fourth quarter of 2014. The average yield of the investment securities portfolio was 1.96% in the first quarter of 2015, compared to 2.11% in the first quarter of 2014 and 2.02% in the fourth quarter of 2014. Modest changes in the mix of customer deposits and the repricing of matured customer certificates of deposit resulted in the Corporation's average cost of funds declining to 0.21% in the first quarter of 2015 from 0.29% in the first quarter of 2014 and 0.23% in the fourth quarter of 2014.
The provision for loan losses was $1.5 million in the first quarter of 2015, compared to $1.6 million in the first quarter of 2014 and $1.5 million in the fourth quarter of 2014. The Corporation's quarterly provision for loan losses remained relatively consistent throughout 2014 and the first quarter of 2015, despite significant organic growth in its loan portfolio, due largely to a reduction in net loan charge-offs.
Net loan charge-offs were $1.9 million, or 0.14% of average loans, in the first quarter of 2015, compared to $2.2 million, or 0.19% of average loans, in the first quarter of 2014 and $2.8 million, or 0.21% of average loans, in the fourth quarter of 2014. The reduction in net loan charge-offs in the first quarter of 2015, compared to both the first and fourth quarters of 2014 , was due to the continued improvement in the overall credit quality of the loan portfolio and characteristics of an improving economy in the State of Michigan.
The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $72.7 million at March 31, 2015, compared to $71.2 million at December 31, 2014 and $76.5 million at March 31, 2014. Nonperforming loans comprised 1.28% of total loans at March 31, 2015, compared to 1.25% at December 31, 2014 and 1.61% at March 31, 2014.
At March 31, 2015, the allowance for loan losses of the originated loan portfolio was $75.3 million, or 1.49% of originated loans, compared to $75.2 million, or 1.51% of originated loans, at December 31, 2014 and $78.0 million, or 1.75% of originated loans, at March 31, 2014. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 103% at March 31, 2015, compared to 106% at December 31, 2014 and 102% at March 31, 2014.
Noninterest income was $19.3 million in the first quarter of 2015, compared to $13.7 million in the first quarter of 2014 and $18.2 million in the fourth quarter of 2014. Noninterest income in the first quarter of 2015 was $5.6 million higher than the first quarter of 2014, with all major categories of noninterest income higher and partially attributable to incremental revenue due to the Northwestern transaction. Service charges and fees on deposit accounts were $1.0 million higher due to the Corporation, beginning in the fourth quarter of 2014, assessing a fee for customers who receive a paper statement. Mortgage banking revenue was $0.6 million higher due to a significant increase in the volume of loans originated and sold in the secondary market, as refinancing activity increased with the decline in market interest rates. Noninterest income in the first quarter of 2015 was $1.0 million higher than the fourth quarter of 2014, with the increase primarily attributable to higher wealth management revenue and electronic banking revenue, which were partially offset by lower service charges and fees on deposit accounts attributable to lower overdraft fee income. Noninterest income in the first quarter of 2015 included $0.6 million of gains related to the sale of $13 million of available-for-sale investment securities. The majority of these investment securities were obligations from municipalities which were located outside of the Corporation's geographic market and acquired in previous bank acquisition transactions.
Operating expenses were $51.0 million in the first quarter of 2015, compared to $42.2 million in the first quarter of 2014 and $52.6 million in the fourth quarter of 2014. Operating expenses included nonrecurring transaction-related expenses of $1.4 million in the first quarter of 2015, $0.3 million in the first quarter of 2014 and $4.1 million in the fourth quarter of 2014. Excluding these nonrecurring transaction-related expenses, operating expenses in the first quarter of 2015 were $49.7 million, $7.8 million, or 19%, higher than the first quarter of 2014 and $1.2 million, or 2.4%, higher than the fourth quarter of 2014. The increase in operating expenses in the first quarter of 2015, compared to the first quarter of 2014, was primarily attributable to incremental costs associated with the Northwestern transaction. In addition, the Corporation experienced a reduction in group health benefit costs with these costs totaling $1.4 million in the first quarter of 2015, compared to $1.8 million in the first quarter of 2014 and $3.4 million in the fourth quarter of 2014. Based on historical experience, group health benefit costs are lower in the first quarter of each year.
The Corporation's efficiency ratio was 62.4% in the first quarter of 2015, 62.2% in the fourth quarter of 2014 and 64.5% in the first quarter of 2014.
Total assets were $7.55 billion at March 31, 2015, compared to $7.32 billion at December 31, 2014 and $6.34 billion at March 31, 2014. The increase in total assets during the three months ended March 31, 2015 was primarily attributable to an increase in seasonal municipal deposits, with a large portion of the funds received being held in interest-bearing balances at the Federal Reserve Bank (FRB). The increase in total assets during the twelve months ended March 31, 2015 was largely attributable to the acquisition of Northwestern, in addition to an increase in deposits that was used to partially fund loan growth. Interest-bearing balances at the FRB totaled $272.1 million at March 31, 2015, compared to $38.1 million at December 31, 2014 and $260.1 million at March 31, 2014. Investment securities were $1.06 billion at March 31, 2015, compared to $1.07 billion at December 31, 2014 and $936 million at March 31, 2014. The increase in investment securities during the twelve months ended March 31, 2015 was due to investment securities acquired in the Northwestern transaction.
Total loans were $5.70 billion at March 31, 2015, up $14.6 million, or 0.3%, from total loans of $5.69 billion at December 31, 2014 and up $950 million, or 20%, from total loans of $4.75 billion at March 31, 2014. The increase in loans during the twelve months ended March 31, 2015 was attributable equally to organic loan growth and loans acquired in the Northwestern transaction.
Total deposits were $6.32 billion at March 31, 2015, compared to $6.08 billion at December 31, 2014 and $5.23 billion at March 31, 2014. Total deposits were up $241 million, or 4.0%, during the three months ended March 31, 2015, with the increase primarily attributable to an increase in seasonal municipal deposits. The increase in total deposits of $1.09 billion, or 21%, during the twelve months ended March 31, 2015 was largely attributable to the acquisition of Northwestern. Short-term borrowings were $372.2 million at March 31, 2015, compared to $389.5 million at December 31, 2014 and $361.2 million at March 31, 2014.
At March 31, 2015, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.4% and 12.8%, respectively, compared to 8.4% and 12.4%, respectively, at December 31, 2014 and 9.3% and 13.8%, respectively, at March 31, 2014. The decreases in the Corporation's capital ratios at March 31, 2015, compared to March 31, 2014, were attributable to the acquisition of Northwestern. At March 31, 2015, the Corporation's book value was $24.68 per share, compared to $24.32 per share at December 31, 2014 and $23.63 per share at March 31, 2014. At March 31, 2015, the Corporation's tangible book value was $18.74 per share, compared to $18.35 per share at December 31, 2014 and $19.44 per share at March 31, 2014.
As previously announced, on April 1, 2015, the Corporation acquired Monarch and Monarch's subsidiary bank, Monarch Community Bank, in an all-stock transaction valued at approximately $27.2 million. Monarch Community Bank operates five full service branch offices in Coldwater, Marshall, Hillsdale and Union City, Michigan. Monarch Community Bank will be operated as a separate subsidiary of the Corporation until its planned consolidation with and into Chemical Bank in May 2015. At March 31, 2015, and without the effect of fair value purchase accounting adjustments, Monarch had total assets of $170 million, total loans of $128 million and total deposits of $143 million.
This press release contains references to financial measures which are not defined in generally accepted accounting principles ("GAAP"). Such non-GAAP financial measures include the Corporation's tangible equity to assets ratio, presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis, and information presented excluding nonrecurring transaction-related expenses, including net income, diluted earnings per share, return on average assets, return on average shareholders' equity and operating expenses. These non-GAAP financial measures have been included as the Corporation believes they are helpful for investors to analyze and evaluate the Corporation's financial condition.

Chemical Financial Corporation will host a conference call to discuss its first quarter 2015 operating results on Monday, April 20, 2015 at 10:30 a.m. EDT. Anyone interested may access the conference call on a live basis by dialing toll-free at 1-888-312-3048 and entering 7995685 for the conference ID. The call will also be broadcast live over the Internet hosted at Chemical Financial Corporation's website at www.chemicalbankmi.com under the "Investor Info" section. A copy of the slide-show presentation and an audio replay of the call will remain available on Chemical Financial Corporation's website for at least 14 days.
Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through its subsidiary banks, Chemical Bank and Monarch Community Bank (effective April 1, 2015), with 183 banking offices spread over 47 counties in Michigan. At March 31, 2015, the Corporation had total assets of $7.6 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Corporation. Words and phrases such as "anticipates," "believes," "continue," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "look forward," "opinion," "plans," "predicts," "probable," "projects," "should," "strategic," "trend," "will," and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements referencing future time periods are forward-looking.
Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
This press release may also contain forward-looking statements regarding the Corporation's outlook or expectations with respect to its recently completed acquisition of Monarch Community Bancorp, Inc. ("Monarch") and its planned acquisition of Lake Michigan Financial Corporation ("Lake Michigan"), the expected costs to be incurred in connection with the acquisitions, Monarch's and Lake Michigan's future performance and consequences of their integration into the Corporation and the impact of the transactions on the Corporation’s future performance.
Risk factors relating to these transactions and the integration of Monarch and Lake Michigan into the Corporation after closing include, without limitation:
Completion of the Lake Michigan transaction is dependent on, among other things, receipt of regulatory and shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.
The impact of the completion of the Lake Michigan transaction on the Corporation's financial statements will be affected by the timing of the transaction.

The transactions may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
The integration of Monarch's and Lake Michigan's business and operations into the Corporation, which will include conversion of operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Monarch's, Lake Michigan's or the Corporation's existing businesses.
The Corporation's ability to achieve anticipated results from the transactions is dependent on the state of the economic and financial markets going forward. Specifically, the Corporation may incur more credit losses from Monarch's or Lake Michigan's loan portfolio than expected and deposit attrition may be greater than expected.
In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.
No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to any merger agreement associated with the Lake Michigan transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Additional Information about the Lake Michigan Transaction
The Corporation filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) to register the securities that the Lake Michigan shareholders will receive if the transaction is consummated. The registration statement contains a prospectus, a proxy statement for the meeting at which the Lake Michigan shareholders will consider approval of the transaction and other relevant documents concerning the transaction. Investors are urged to read the registration statement, the prospectus and proxy statement, and any other relevant documents when they become available because they will contain important information about the Corporation, Lake Michigan and the transaction. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, by contacting Chemical Financial Corporation, 235 East Main Street, P.O. Box 569, Midland, MI 48640-0569, Attention: Ms. Lori A. Gwizdala, Investor Relations, telephone 800-867-9757 or by contacting Lake Michigan Financial Corporation, 150 Central Avenue, Holland, Michigan 49423, Attention: Mr. James Luyk, Investor Relations, telephone 616-546-4078. INVESTORS SHOULD READ THE PROSPECTUS AND PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.
Lake Michigan and its respective directors, executive officers, and certain other members of management and employees, may be soliciting proxies from Lake Michigan shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Lake Michigan shareholders in connection with the proposed transaction is set forth in the prospectus and proxy statement filed with the SEC. Free copies of this document may be obtained as described above.

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	March 31, 2015	December 31, 2014	March 31, 2014
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$121,796	$144,892	$122,288
Interest-bearing deposits with the Federal Reserve Bank and other banks	272,142	38,128	260,097
Total cash and cash equivalents	393,938	183,020	382,385
Investment securities:
Available-for-sale	680,644	748,864	657,818
Held-to-maturity	381,450	316,413	278,099
Total investment securities	1,062,094	1,065,277	935,917
Loans held-for-sale	9,675	9,128	3,814
Loans:
Commercial	1,356,169	1,354,881	1,208,641
Commercial real estate	1,616,923	1,557,648	1,279,167
Real estate construction and land development	108,839	171,495	98,845
Residential mortgage	1,117,445	1,110,390	962,009
Consumer installment and home equity	1,503,498	1,493,816	1,204,627
Total loans	5,702,874	5,688,230	4,753,289
Allowance for loan losses	(75,256)	(75,683)	(78,473)
Net loans	5,627,618	5,612,547	4,674,816
Premises and equipment	96,486	97,496	74,779
Goodwill	180,128	180,128	120,164
Other intangible assets	31,655	33,080	12,872
Interest receivable and other assets	150,041	141,467	133,581
Total Assets	$7,551,635	$7,322,143	$6,338,328
Liabilities
Deposits:
Noninterest-bearing	$1,614,319	$1,591,661	$1,219,081
Interest-bearing	4,706,034	4,487,310	4,012,212
Total deposits	6,320,353	6,078,971	5,231,293
Interest payable and other liabilities	48,545	56,572	40,209
Short-term borrowings	372,236	389,467	361,231
Total liabilities	6,741,134	6,525,010	5,632,733
Shareholders' Equity
Preferred stock, no par value per share	—	—	—
Common stock, $1 par value per share	32,847	32,774	29,866
Additional paid-in capital	565,851	565,166	489,045
Retained earnings	241,582	231,646	205,985
Accumulated other comprehensive loss	(29,779)	(32,453)	(19,301)
Total shareholders' equity	810,501	797,133	705,595
Total Liabilities and Shareholders' Equity	$7,551,635	$7,322,143	$6,338,328

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	March 31,
	2015	2014
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$58,097	$49,195
Interest on investment securities:
Taxable	2,307	2,383
Tax-exempt	1,906	1,704
Dividends on nonmarketable equity securities	198	238
Interest on deposits with the Federal Reserve Bank and other banks	122	125
Total interest income	62,630	53,645
Interest Expense
Interest on deposits	3,352	3,745
Interest on short-term borrowings	98	121
Total interest expense	3,450	3,866
Net Interest Income	59,180	49,779
Provision for loan losses	1,500	1,600
Net interest income after provision for loan losses	57,680	48,179
Noninterest Income
Service charges and fees on deposit accounts	5,916	4,930
Wealth management revenue	5,071	3,631
Other charges and fees for customer services	5,990	4,194
Mortgage banking revenue	1,403	794
Gain on sale of investment securities	579	—
Other	316	167
Total noninterest income	19,275	13,716
Operating Expenses
Salaries, wages and employee benefits	29,268	24,184
Occupancy	4,426	4,374
Equipment and software	4,738	3,461
Other	12,588	10,163
Total operating expenses	51,020	42,182
Income before income taxes	25,935	19,713
Federal income tax expense	8,100	5,900
Net Income	$17,835	$13,813
Earnings Per Common Share:
Weighted average common shares outstanding for basic earnings per share	32,809	29,825
Weighted average common shares outstanding for diluted earnings per share, including common stock equivalents	33,044	30,037
Basic earnings per share	$0.54	$0.46
Diluted earnings per share	0.54	0.46

Cash Dividends Declared Per Common Share	0.24	0.23

Key Ratios (annualized where applicable):
Return on average assets	0.98%	0.90%
Return on average shareholders' equity	9.0%	8.0%
Net interest margin	3.55%	3.53%
Efficiency ratio	62.4%	64.5%

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Average Balances
Total assets	$7,401,258	$7,007,879	$6,412,460	$6,253,574	$6,210,569
Total interest-earning assets	6,920,734	6,558,147	6,046,991	5,907,549	5,860,429
Total loans	5,696,961	5,418,743	4,962,948	4,824,299	4,692,430
Total deposits	6,204,095	5,808,187	5,249,317	5,151,581	5,142,276
Total interest-bearing liabilities	4,959,123	4,632,769	4,237,626	4,250,158	4,276,677
Total shareholders' equity	801,438	804,328	794,711	714,355	701,878
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.55%	3.62%	3.59%	3.59%	3.53%
Efficiency ratio	62.4%	62.2%	59.2%	60.9%	64.5%
Return on average assets	0.98%	0.87%	1.04%	1.04%	0.90%
Return on average shareholders' equity	9.0%	7.5%	8.4%	9.1%	8.0%
Average shareholders' equity as a percent of average assets	10.8%	11.5%	12.4%	11.4%	11.3%
Capital ratios (period end):
Tangible shareholders' equity as a percent of total assets	8.4%	8.4%	10.5%	11.0%	9.3%
Total risk-based capital ratio	12.8%	12.4%	15.0%	15.3%	13.8%

	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Credit Quality Statistics
Originated loans	$5,048,662	$4,990,067	$4,777,614	$4,624,409	$4,464,465
Acquired loans	654,212	698,163	263,306	274,395	288,824
Nonperforming assets:
Nonperforming loans (NPLs)	72,741	71,184	70,742	73,735	76,544
Other real estate/repossessed assets (ORE)	14,744	14,205	10,354	10,392	10,056
Total nonperforming assets	87,485	85,389	81,096	84,127	86,600
Performing troubled debt restructurings	45,981	45,664	44,588	44,133	41,823
Allowance for loan losses - originated as a percent of:
Total originated loans	1.49%	1.51%	1.60%	1.67%	1.75%
Nonperforming loans	103%	106%	108%	105%	102%
NPLs as a percent of total loans	1.28%	1.25%	1.40%	1.51%	1.61%
Nonperforming assets as a percent of:
Total loans plus ORE	1.53%	1.50%	1.61%	1.71%	1.82%
Total assets	1.16%	1.17%	1.23%	1.35%	1.37%
Net loan charge-offs (year-to-date)	$1,927	$9,489	$6,666	$4,379	$2,199
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.14%	0.19%	0.18%	0.18%	0.19%

	March 31, 2015	Dec 31, 2014	Sept 30, 2014	June 30, 2014	March 31, 2014
Additional Data - Intangibles
Goodwill	$180,128	$180,128	$120,164	$120,164	$120,164
Core deposit intangibles (CDI)	20,072	20,863	8,665	9,110	9,556
Mortgage servicing rights (MSR)	11,583	12,217	3,293	3,344	3,316
Amortization of CDI (during quarter ended)	791	693	445	446	445

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Average Balances, Fully Tax Equivalent (FTE) Interest and Effective Yields and Rates* (Unaudited)
Chemical Financial Corporation

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Average Balance	Interest (FTE)	Effective Yield/Rate*	Average Balance	Interest (FTE)	Effective Yield/Rate*
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$5,706,053	$58,660	4.16%	$4,696,415	$49,744	4.28%
Taxable investment securities	734,890	2,307	1.26	691,861	2,383	1.38
Tax-exempt investment securities	331,878	2,932	3.53	257,173	2,615	4.07
Other interest-earning assets	29,438	198	2.73	25,572	238	3.77
Interest-bearing deposits with the Federal Reserve Bank and other banks	118,475	122	0.42	189,408	125	0.27
Total interest-earning assets	6,920,734	64,219	3.75	5,860,429	55,105	3.80
Less: allowance for loan losses	75,880			79,323
Other assets:
Cash and cash due from banks	138,308			120,168
Premises and equipment	97,105			74,762
Interest receivable and other assets	320,991			234,533
Total assets	$7,401,258			$6,210,569
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,506,953	$324	0.09%	$1,212,534	$287	0.10%
Savings deposits	1,777,344	370	0.08	1,415,119	316	0.09
Time deposits	1,332,698	2,658	0.81	1,321,119	3,142	0.96
Short-term borrowings	342,128	98	0.12	327,905	121	0.15
Total interest-bearing liabilities	4,959,123	3,450	0.28	4,276,677	3,866	0.37
Noninterest-bearing deposits	1,587,100	—	—	1,193,504	—	—
Total deposits and borrowed funds	6,546,223	3,450	0.21	5,470,181	3,866	0.29
Interest payable and other liabilities	53,597			38,510
Shareholders' equity	801,438			701,878
Total liabilities and shareholders' equity	$7,401,258			$6,210,569
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.47%			3.43%
Net Interest Income (FTE)		$60,769			$51,239
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.55%			3.53%

*	Fully taxable equivalent (FTE) basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	March 31, 2015	Dec 31, 2014	Sept 30, 2014	June 30, 2014	March 31, 2014
	(In thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$18,904	$16,418	$18,213	$18,773	$18,251
Commercial real estate	24,766	24,966	23,858	25,361	27,568
Real estate construction	663	162	162	160	160
Land development	290	225	1,467	2,184	2,267
Residential mortgage	6,514	6,706	6,693	6,325	6,589
Consumer installment	433	500	527	536	806
Home equity	1,870	1,667	2,116	2,296	2,046
Total nonaccrual loans	53,440	50,644	53,036	55,635	57,687
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	52	170	16	15	43
Commercial real estate	148	—	87	69	730
Real estate construction	—	—	—	—	—
Land development	—	—	—	—	—
Residential mortgage	172	557	380	376	—
Consumer installment	—	—	—	—	—
Home equity	429	1,346	1,779	1,075	622
Total accruing loans contractually past due 90 days or more as to interest or principal payments	801	2,073	2,262	1,535	1,395
Nonperforming troubled debt restructurings:
Commercial loan portfolio	15,810	15,271	11,797	11,049	11,218
Consumer loan portfolio	2,690	3,196	3,647	5,516	6,244
Total nonperforming troubled debt restructurings	18,500	18,467	15,444	16,565	17,462
Total nonperforming loans	72,741	71,184	70,742	73,735	76,544
Other real estate and repossessed assets	14,744	14,205	10,354	10,392	10,056
Total nonperforming assets	$87,485	$85,389	$81,096	$84,127	$86,600

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014

	(In thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - beginning of period	$75,183	$76,506	$77,293	$77,973	$78,572
Provision for loan losses	2,000	1,500	1,500	1,500	1,600
Net loan (charge-offs) recoveries:
Commercial	(424)	(932)	(535)	(569)	(233)
Commercial real estate	(415)	(620)	(412)	(783)	(241)
Real estate construction	(80)	—	(13)	—	(100)
Land development	(11)	363	16	127	142
Residential mortgage	(492)	(277)	(304)	(341)	(704)
Consumer installment	(649)	(813)	(689)	(612)	(801)
Home equity	144	(544)	(350)	(2)	(262)
Net loan charge-offs	(1,927)	(2,823)	(2,287)	(2,180)	(2,199)
Allowance for loan losses - end of period	75,256	75,183	76,506	77,293	77,973
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - beginning of period	500	500	500	500	500
Provision for loan losses	(500)	—	—	—	—
Allowance for loan losses - end of period	—	500	500	500	500
Total allowance for loan losses	$75,256	$75,683	$77,006	$77,793	$78,473
Net loan charge-offs as a percent of average loans (quarter only, annualized)	0.14%	0.21%	0.18%	0.18%	0.19%

Chemical Financial Corporation Announces 2015 First Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$62,630	$61,807	$56,629	$55,180	$53,645
Interest expense	3,450	3,563	3,561	3,720	3,866
Net interest income	59,180	58,244	53,068	51,460	49,779
Provision for loan losses	1,500	1,500	1,500	1,500	1,600
Net interest income after provision for loan losses	57,680	56,744	51,568	49,960	48,179
Noninterest income	19,275	18,227	15,351	15,801	13,716
Operating expenses	51,020	52,616	42,702	42,425	42,182
Income before income taxes	25,935	22,355	24,217	23,336	19,713
Federal income tax expense	8,100	7,050	7,450	7,100	5,900
Net income	$17,835	$15,305	$16,767	$16,236	$13,813
Net interest margin	3.55%	3.62%	3.59%	3.59%	3.53%

Per Common Share Data
Net income:
Basic	$0.54	$0.47	$0.51	$0.54	$0.46
Diluted	0.54	0.46	0.51	0.54	0.46
Cash dividends declared	0.24	0.24	0.24	0.23	0.23
Book value - period-end	24.68	24.32	24.47	24.22	23.63
Tangible book value - period-end	18.74	18.35	20.68	20.42	19.44
Market value - period-end	31.36	30.64	26.89	28.08	32.45